EXHIBIT 5.6

CONSENT OF PETER LATTA

The undersigned hereby consents to (i) the references to the undersigned's involvement in the review and approval of certain information of a scientific or technical nature relating to the Avino Mine, and to (ii) the references to the undersigned's name under the caption "Interest of Experts" in the short form base shelf prospectus and in the 2024 AIF, the 2024 Annual MD&A and the 2025 Q1 MD&A, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Avino Silver & Gold Mines Ltd. with the United States Securities and Exchange Commission, and any amendments thereto.

Dated: May 13, 2025	By:	/s/ Peter Latta, P. Eng
Peter Latta, P. Eng., MBA